SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
    -----------------------------------------------------------------------
                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)
                              (AMENDMENT NO. 12)


                            STRAYER EDUCATION, INC.
    -----------------------------------------------------------------------
                               (Name of Issuer)


                    COMMON STOCK, PAR VALUE $.01 PER SHARE
    -----------------------------------------------------------------------
                        (Title of Class of Securities)


                                   863236105
    -----------------------------------------------------------------------
                                (CUSIP Number)


                               Steven B. Klinsky
                          New Mountain Partners, L.P.
                        787 Seventh Avenue, 49th Floor
                           New York, New York 10019
                           Telephone: (212) 720-0300
    -----------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                  Copies to:
                               J. Michael Schell
                                 Sean C. Doyle
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                         New York, New York 10036-6522
                           Telephone: (212) 735-3000

                                 May 18, 2005
    -----------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

       Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                      (Continued on the following pages)

-------------------------------------------------------------------------------
CUSIP No. 863236105                      13D
-------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSONS:

                New Mountain Partners, L.P.

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

                13-4099832
-------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       [X] (a)
                                                                       [ ] (b)

-------------------------------------------------------------------------------

   3      SEC USE ONLY

-------------------------------------------------------------------------------

   4      SOURCE OF FUNDS:

                See Items 3 and 4    AF, OO
-------------------------------------------------------------------------------

   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

-------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION:

                Delaware

-------------------------------------------------------------------------------
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY       7     SOLE VOTING POWER:
 EACH REPORTING PERSON
          WITH                     592,120
                             --------------------------------------------------

                             8     SHARED VOTING POWER:

                                   None
                             --------------------------------------------------

                             9     SOLE DISPOSITIVE POWER:

                                   592,120
                             --------------------------------------------------

                            10     SHARED DISPOSITIVE POWER:

                                   None
-------------------------------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                592,120
-------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]
-------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                Approximately 4.04%
-------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON:

                PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. 863236105                      13D
-------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSONS:

                New Mountain Investments, L.P.

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

                13-4099829
-------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     [X] (a)
                                                                     [ ] (b)
-------------------------------------------------------------------------------

   3      SEC USE ONLY

-------------------------------------------------------------------------------

   4      SOURCE OF FUNDS:

                AF, OO
-------------------------------------------------------------------------------

   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                  [ ]

-------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION:

                Delaware
-------------------------------------------------------------------------------
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY       7     SOLE VOTING POWER:
 EACH REPORTING PERSON
          WITH                     592,120
                             --------------------------------------------------

                             8     SHARED VOTING POWER:

                                   None
                             --------------------------------------------------

                             9     SOLE DISPOSITIVE POWER:

                                   592,120
                             --------------------------------------------------

                            10     SHARED DISPOSITIVE POWER:

                                   None
-------------------------------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                592,120
-------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                         [ ]

-------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                Approximately 4.04%
-------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON:

                PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. 863236105                       13D
-------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSONS:

                New Mountain GP, LLC

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

                13-4099827
-------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       [X] (a)
                                                                       [ ] (b)

-------------------------------------------------------------------------------

   3      SEC USE ONLY

-------------------------------------------------------------------------------

   4      SOURCE OF FUNDS:

                AF, OO
-------------------------------------------------------------------------------

   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                  [ ]

-------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION:

                Delaware
-------------------------------------------------------------------------------
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY       7     SOLE VOTING POWER:
 EACH REPORTING PERSON
          WITH                     592,120
                             --------------------------------------------------

                             8     SHARED VOTING POWER:

                                   None
                             --------------------------------------------------

                             9     SOLE DISPOSITIVE POWER:

                                   592,120
                             --------------------------------------------------

                            10     SHARED DISPOSITIVE POWER:

                                   None
-------------------------------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                592,120

-------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                         [ ]

-------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                Approximately 4.04%

-------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON:

                OO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. 863236105                      13D
-------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSONS:

                Steven B. Klinsky

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

                N/A
-------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       [X] (a)
                                                                       [ ] (b)

-------------------------------------------------------------------------------

   3      SEC USE ONLY

-------------------------------------------------------------------------------

   4      SOURCE OF FUNDS:

                OO, PF

-------------------------------------------------------------------------------

   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                [ ]

-------------------------------------------------------------------------------

   6      CITIZENSHIP OR PLACE OF ORGANIZATION:

                United States of America

-------------------------------------------------------------------------------
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY       7     SOLE VOTING POWER:
 EACH REPORTING PERSON
          WITH                     592,120
                             --------------------------------------------------

                             8     SHARED VOTING POWER:

                                   None
                             --------------------------------------------------

                             9     SOLE DISPOSITIVE POWER:

                                   592,120
                             --------------------------------------------------

                            10     SHARED DISPOSITIVE POWER:

                                   None
-------------------------------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                592,120

-------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                       [ ]

-------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

                Approximately 4.04%

-------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON:

                IN

-------------------------------------------------------------------------------

                       Amendment No. 12 to Schedule 13D

         The statement on Schedule 13D (the "Schedule 13D"), as amended by Amendment No. 1 ("Amendment No. 1"), Amendment No. 2 ("Amendment No. 2"), Amendment No. 3 ("Amendment No. 3"), Amendment No. 4 ("Amendment No. 4"), Amendment No. 5 ("Amendment No. 5"), Amendment No. 6 ("Amendment No. 6"), Amendment No. 7 ("Amendment No. 7"), Amendment No. 8 ("Amendment No. 8"), Amendment No. 9 ("Amendment No. 9"), Amendment No. 10 ("Amendment No. 10") and Amendment No. 11 ("Amendment No. 11") thereto, filed jointly on March 26, 2001, May 15, 2001, October 8, 2002, November 18, 2002, November 22, 2002,
January 14, 2004, February 4, 2004, March 11, 2004, March 15, 2004, May 6,
2004, June 30, 2004 and December 13, 2004, respectively, by the persons listed on the signature pages thereto relating to the beneficial ownership of the common stock, par value $.01 per share ("Common Stock"), of Strayer Education, Inc., a Maryland corporation (the "Issuer"), and the beneficial ownership of the Series A Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of the Issuer, which is convertible into Common Stock, is hereby amended and supplemented as set forth below in this Amendment No. 12 to the
Schedule 13D by the persons listed on the signature page hereto (the "Reporting Persons"). Capitalized terms used below and not otherwise defined herein shall have the meanings set forth in the Schedule 13D, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10 and Amendment No. 11.

Item 4.           Purpose of Transaction.

         The disclosure in Item 4(a) is hereby amended and supplemented as follows:

         "On May 18, 2005, New Mountain Partners, L.P. sold 600,000 shares of Common Stock in a transaction with Credit Suisse First Boston LLC in reliance on Rule 144 under the Securities Act of 1933, as amended, at a per share price of $86.50."

Item 5.           Interest in Securities of the Issuer.

         The disclosure in Item 5(a) is hereby amended and supplemented as follows:

         "As of the date of this Amendment No. 12, the Reporting Persons may be deemed to beneficially own 592,120 shares of Common Stock.

         Assuming the number of shares outstanding on April 30, 2005, the Reporting Persons may be deemed to beneficially own approximately 4.04% of the outstanding Common Stock of the Issuer."

         The disclosure in Item 5(c) is hereby amended and supplemented as follows:

         "On May 18, 2005, New Mountain Partners, L.P. sold 600,000 shares of Common Stock in a transaction with Credit Suisse First Boston LLC in reliance on Rule 144 under the Securities Act of 1933, as amended, at a per share price of $86.50. This is the only transaction in the Common Stock that was effected by the Reporting Persons in the 60 days preceding this amendment."

         The disclosure in Item 5(e) is hereby amended and restated as follows:

         "On May 18, 2005, the Reporting Persons ceased to be the beneficial owners of more than five percent of the outstanding Common Stock of the Issuer."

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        NEW MOUNTAIN PARTNERS, L.P.
                                        By:  New Mountain Investments, L.P., its
                                               general partner
                                        By:  New Mountain GP, LLC, its
                                               general partner


                                        By:  /s/ Steven B. Klinsky
                                             ---------------------
                                             Name:   Steven B. Klinsky
                                             Title:  Member


                                        NEW MOUNTAIN INVESTMENTS, L.P.
                                        By:  New Mountain GP, LLC, its
                                               general partner


                                        By:  /s/ Steven B. Klinsky
                                             ---------------------
                                             Name:   Steven B. Klinsky
                                             Title:  Member


                                        NEW MOUNTAIN GP, LLC


                                        By:  /s/ Steven B. Klinsky
                                             ---------------------
                                             Name:   Steven B. Klinsky
                                             Title:  Member


                                             /s/ Steven B. Klinsky
                                             ---------------------
                                             Name:   Steven B. Klinsky


Dated: May 19, 2005